QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated February 24, 2005 (except for Note 2 Restatement No. 1 as to which the date is August 24, 2005 and Note 3 Restatement No. 2 as to which the date is January 10, 2006), accompanying the 2004 and 2003 financial statements of WorldGate Communications, Inc. contained in the Registration Statement. Our report contains an explanatory paragraph that states that WorldGate Communications, Inc. has suffered recurring losses from operations and has a net accumulated deficiency of $218 million that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 2, 2006

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM